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                                                                    Exhibit 99.1


NEWS
ARROW ELECTRONICS, INC.
25 HUB DRIVE
MELVILLE, NEW YORK  11747
516/391/1300


                      ARROW ELECTRONICS TO ACQUIRE MOCA(R)

          -- A Leading Reseller of Sun Microsystems in North America --

MELVILLE, NEW YORK, September 18, 2000 -- Arrow Electronics, Inc. (NYSE:ARW) and Merisel, Inc. (NASDAQ:MSEL) today announced that they have signed a definitive agreement under which Arrow will acquire the Merisel Open Computing Alliance (MOCA(R)) for an initial purchase price of $110 million in cash plus the assumption or repayment of approximately $70 million of off-balance sheet financing, subject to adjustments at closing. The agreement also provides that the purchase price may be increased by up to an additional $37.5 million based upon future developments with respect to MOCA's business.

"MOCA is the fastest growing distributor of Sun Microsystems products, both hardware and software, in North America," said Francis M. Scricco, President and Chief Executive Officer of Arrow. "We are delighted that Rich Severa, Bill Page, and the rest of the MOCA team will be joining the Arrow family and working with our North American Computer Products Group."

MOCA, with 1999 revenues of approximately $950 million, is wholly focused on Sun Enterprise Solutions, selling enterprise software, storage area networks, Solaris operating systems and professional services which run on Sun hardware. With over 100 sales consultants in North America and 24 technical services and support team members, MOCA has grown its customer base substantially since being authorized to sell and support Sun products at the end of 1993.

"Sun is one of the preeminent hardware suppliers to the Internet infrastructure," added Mike Long, President of Arrow's North American Computer Products Group. "MOCA's solid relationship with Sun will enable us to take full advantage of the explosive growth in next-generation network computing."
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The transaction is subject to customary closing conditions, including obtaining necessary government approvals, and is expected to be completed within the next sixty days.

Arrow Electronics is the world's largest distributor of electronic components and computer products, with 1999 sales of $9.3 billion. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 175,000 original equipment manufacturers and commercial customers through more than 225 sales facilities and 19 distribution centers in 37 countries. Detailed information about Arrow's operations can be found at www.arrow.com.

Merisel Open Computing Alliance, Inc. (MOCA(R)), a subsidiary of Merisel, Inc., provides high-touch customer service and support to Sun Microsystems-authorized solution providers and consultants throughout North America. The company has built its reputation on setting new service standards in the Sun channel, and its partners are among the fastest growing in the industry. Through the delivery of complete enterprise solutions, customized fulfillment services and unparalleled customer satisfaction, MOCA is advancing its leadership position. Visit MOCA at www.moca.com.

                                      # # #


Contact:   Robert E. Klatell
           Executive Vice President
           516-391-1300


The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but are not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K). Shareholders and other readers are cautioned not to place undue reliance on
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these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.